Exhibit 99.1
Investor Contact: Katie Reinsmidt, Vice President - Corporate Communications and Investor Relations, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL & ASSOCIATES PROPERTIES REPORTS
FOURTH QUARTER AND FULL YEAR 2011 RESULTS

•	Reported FFO per diluted share of $0.60 for the fourth quarter 2011 and $2.22 for the year ended December 31, 2011.

•	Same-center net operating income improved 0.6% for the fourth quarter 2011 and 1.4% for the year ended December 31, 2011, over the prior-year periods, excluding lease termination fees.

•	Same-store sales per square foot increased 3.3% for mall tenants 10,000 square feet or less for stabilized malls for the year ended December 31, 2011.

•	Portfolio occupancy at December 31, 2011, increased 120 basis points from the prior-year period, to 93.6%.

•	Positive average leasing spread of 7.6% during the fourth quarter 2011.

•	Reduced total debt by $494 million during the fourth quarter 2011.

CHATTANOOGA, Tenn. (February 8, 2012) - CBL & Associates Properties, Inc. (NYSE:CBL) announced results for the fourth quarter and year ended December 31, 2011. A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP measure is located at the end of this news release.

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Funds from Operations (“FFO”) per diluted share	$0.60	$0.62	$2.22	$2.08

CBL's President and Chief Executive Officer Stephen Lebovitz commented, “We are pleased with our excellent results for the fourth quarter including a 120-basis-point increase in portfolio occupancy, positive leasing spreads and same-center NOI growth. We outperformed our previously increased FFO guidance. The capital provided during the quarter from closing the TIAA-CREF joint venture, community center disposition and financings significantly enhances our liquidity position and contributed to the nearly $500 million in debt reduction during the quarter.

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CBL Reports Fourth Quarter Results

February 8, 2012

“The strength of our portfolio of market-dominant malls and our capital structure provides a platform for growth in an improving operating, leasing and investment environment. Our team has worked hard and executed well to generate same-center NOI and FFO growth, as well as source attractive new opportunities. Operating from a position of strength, we are capitalizing on this position in 2012 with our mall renovation and redevelopment program, additional outlet center projects, including our recently announced development, The Outlet Shoppes at Atlanta and other opportunities that we see in the market.”

FFO allocable to common shareholders for the fourth quarter of 2011 was $89,035,000, or $0.60 per diluted share, compared with $86,329,000, or $0.62 per diluted share, for the fourth quarter of 2010.

FFO allocable to common shareholders for 2011 was $329,323,000, or $2.22 per diluted share, compared with $287,563,000, or $2.08 per diluted share, for 2010.

Net income attributable to common shareholders for the fourth quarter of 2011 was $72,373,000, or $0.49 per diluted share, compared with net income of $16,266,000, or $0.12 per diluted share for the fourth quarter of 2010.

Net income attributable to common shareholders for 2011 was $91,560,000, or $0.62 per diluted share, compared with net income of $29,532,000, or $0.21 per diluted share for 2010.

HIGHLIGHTS

▪
Portfolio same-center net operating income (“NOI”), excluding lease termination fees, for the quarter ended December 31, 2011, increased 0.6% compared with a decline of 0.3% for the prior-year period. Same-center NOI, excluding lease terminations fees, for the year ended December 31, 2011, increased 1.4% compared with a decline of 1.3% for the prior year.

▪	Average gross rent on leases signed during the fourth quarter 2011 for tenants 10,000 square feet or less increased 7.6% over the prior gross rent per square foot.

▪	Same-store sales per square foot for mall tenants 10,000 square feet or less for stabilized malls for 2011 increased 3.3% to $336 per square foot.

▪
Consolidated and unconsolidated variable rate debt of $905,445,000 represented 10.3% of the total market capitalization for the Company and 17.2% of the Company's share of total consolidated and unconsolidated debt as of December 31, 2011. This compares favorably to variable rate debt in the prior-year period of 17.4% of total market capitalization and 29.3% of the Company's share of total consolidated and unconsolidated debt as of December 31, 2010.

PORTFOLIO OCCUPANCY

	December 31,
	2011	2010
Portfolio occupancy	93.6%	92.4%
Mall portfolio	94.1%	92.9%
Stabilized malls	94.2%	93.2%
Non-stabilized malls	92.1%	77.3%
Associated centers	93.4%	91.3%
Community centers	91.5%	91.8%

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CBL Reports Fourth Quarter Results

February 8, 2012

JOINT VENTURE ACTIVITY
During the quarter, CBL and TIAA-CREF closed their $1.09 billion real estate joint venture to invest in market-dominant shopping malls. TIAA-CREF received a 50% pari passu interest in three enclosed malls, including Oak Park Mall in Kansas City, KS; West County Center in St. Louis, MO; and CoolSprings Galleria in Nashville, TN, and a 12% interest in Pearland Town Center in Houston, TX. In total, CBL reduced outstanding debt balances by approximately $486 million through TIAA-CREF's assumption of approximately $267 million of property-specific debt and cash proceeds of approximately $219 million. CBL continues to manage and lease the properties.

FINANCING aCTIVITY
In December 2011, CBL closed four separate loans totaling $383.0 million. After repayment of the existing loan balances, the new financing activity generated excess proceeds of more than $160.0 million. CBL closed a $140.0 million ten-year non-recourse loan secured by Cross Creek Mall in Fayetteville, NC, with a fixed interest rate of 4.54% and closed a $60.0 million ten-year non-recourse loan secured by The Outlet Shoppes at Oklahoma City in Oklahoma City, OK, bearing a fixed interest rate of 5.73%.

CBL closed a five-year extension and amendment of the existing non-recourse loan secured by St. Clair Square in Fairview Heights (St. Louis, MO), IL, increasing the loan amount to $125.0 million. The interest rate was reduced to LIBOR plus 300 basis points. CBL also closed a recourse loan secured by The Promenade in D'Iberville, MS, with a three-year initial term and two two-year extension options. The loan bears interest of 75% of LIBOR plus 175 basis points.

In total during 2011, CBL completed more than $2.3 billion in financing activity, including the extension and modification of three credit facilities totaling $1.15 billion and property-specific debt totaling $1.18 billion.

DISPOSITIONS
During the fourth quarter, CBL completed the sale of Westridge Square, a community center located in Greensboro, NC. Subsequent to the quarter end, CBL disposed of Oak Hollow Square, a community center located in High Point, NC. The aggregate sales price for the two properties was $40.3 million. Proceeds were used to reduce the outstanding balance of an unsecured term facility that was originally used to acquire the centers.

DEVELOPMENT
In January 2012, CBL announced that it formed a 75/25 joint venture with Horizon Group Properties, Inc. to develop The Outlet Shoppes at Atlanta in Atlanta (Woodstock), GA. Once complete, the 370,000-square-foot project will be a premier outlet destination for tourists and residents of this market. Construction is expected to begin in spring 2012, with the grand opening scheduled for late summer 2013. CBL and Horizon are co-developing the project with Horizon responsible for leasing and management.
OUTLOOK AND GUIDANCE
Based on today's outlook, the Company is providing 2012 FFO guidance of $1.95 - $2.03 per share. The full year guidance assumes $3.0 million to $5.0 million of outparcel sales and same-center NOI growth in the range of 0.0% to 1.0%, excluding applicable lease termination fees. The guidance excludes the impact of any future unannounced acquisitions or dispositions. The Company expects to update its annual guidance after each quarter's results.

	Low	High
Expected diluted earnings per common share	$0.45	$0.53
Adjust to fully converted shares from common shares	(0.10)	(0.12)
Expected earnings per diluted, fully converted common share	0.35	0.41
Add: depreciation and amortization	1.50	1.50
Add: noncontrolling interest in earnings of Operating Partnership	0.10	0.12
Expected FFO per diluted, fully converted common share	$1.95	$2.03

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CBL Reports Fourth Quarter Results

February 8, 2012

INVESTOR CONFERENCE CALL AND SIMULCAST
CBL & Associates Properties, Inc. will conduct a conference call at 11:00 a.m. ET on Thursday, February 9, 2012, to discuss its fourth quarter and year end results. The number to call for this interactive teleconference is (212) 231-2900. A seven-day replay of the conference call will be available by dialing (402) 977-9140 and entering the passcode 21562439. A transcript of the Company's prepared remarks will be furnished on a Form 8-K following the conference call.

To receive the CBL & Associates Properties, Inc., fourth quarter earnings release and supplemental information please visit our website at cblproperties.com or contact Investor Relations at 423-490-8312.

The Company will also provide an online web simulcast and rebroadcast of its 2011 fourth quarter and year-end earnings release conference call. The live broadcast of the quarterly conference call will be available online at cblproperties.com on Thursday, February 9, 2012, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue through February 16, 2012.

CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 157 properties, including 87 regional malls/open-air centers. The properties are located in 26 states and total 85.9 million square feet including 3.4 million square feet of non-owned shopping centers managed for third parties. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas (Irving), Texas, and St. Louis, MO. Additional information can be found at cblproperties.com.

NON-GAAP FINANCIAL MEASURES

Funds From Operations
FFO is a widely used measure of the operating performance of real estate companies that supplements net income (loss) determined in accordance with GAAP. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (loss) (computed in accordance with GAAP) excluding gains or losses on sales of operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests. Adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests are calculated on the same basis. In October 2011, NAREIT clarified that FFO should exclude the impact of losses on impairment of depreciable properties. The Company has calculated FFO for all periods presented in accordance with this clarification. The Company defines FFO allocable to its common shareholders as defined above by NAREIT less dividends on preferred stock. The Company's method of calculating FFO allocable to its common shareholders may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

The Company believes that FFO provides an additional indicator of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets declines predictably over time. Since values of well-maintained real estate assets have historically risen with market conditions, the Company believes that FFO enhances investors' understanding of its operating performance. The use of FFO as an indicator of financial performance is influenced not only by the operations of the Company's properties and interest rates, but also by its capital structure. The Company presents both FFO of its operating partnership and FFO allocable to its common shareholders, as it believes that both are useful performance measures. The Company believes FFO of its operating partnership is a useful performance measure since it conducts substantially all of its business through its operating partnership and, therefore, it reflects the performance of the properties in absolute terms regardless of the ratio of ownership interests of the Company's common shareholders and the noncontrolling interest in the operating partnership. The Company believes FFO allocable to its common shareholders is a useful performance measure because it is the performance measure that is most directly comparable to net income (loss) attributable to its common shareholders.

In the reconciliation of net income attributable to the Company's common shareholders to FFO allocable to its common shareholders, located in this earnings release, the Company makes an adjustment to add back noncontrolling interest in income (loss) of its operating partnership in order to arrive at FFO of its operating partnership. The Company then applies a percentage

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CBL Reports Fourth Quarter Results

February 8, 2012

to FFO of its operating partnership to arrive at FFO allocable to its common shareholders. The percentage is computed by taking the weighted average number of common shares outstanding for the period and dividing it by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period.

FFO does not represent cash flows from operations as defined by accounting principles generally accepted in the United States, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income (loss) for purposes of evaluating the Company's operating performance or to cash flow as a measure of liquidity.

During 2011, the Company recorded a gain on extinguishment of debt from discontinued operations. Considering the significance and nature of this item, the Company believes that it is important to identify the impact of the change on its FFO measures for a reader to have a complete understanding of the Company's results of operations. Therefore, the Company has also presented its FFO measures excluding this item.

Same-Center Net Operating Income
NOI is a supplemental measure of the operating performance of the Company's shopping centers. The Company defines NOI as operating revenues (rental revenues, tenant reimbursements and other income) less property operating expenses (property operating, real estate taxes and maintenance and repairs).

Similar to FFO, the Company computes NOI based on its pro rata share of both consolidated and unconsolidated properties. The Company's definition of NOI may be different than that used by other companies and, accordingly, the Company's NOI may not be comparable to that of other companies. A reconciliation of same-center NOI to net income is located at the end of this earnings release.

Since NOI includes only those revenues and expenses related to the operations of its shopping center properties, the Company believes that same-center NOI provides a measure that reflects trends in occupancy rates, rental rates and operating costs and the impact of those trends on the Company's results of operations. Additionally, there are instances when tenants terminate their leases prior to the scheduled expiration date and pay the Company one-time, lump-sum termination fees. These one-time lease termination fees may distort same-center NOI trends and may result in same-center NOI that is not indicative of the ongoing operations of the Company's shopping center properties. Therefore, the Company believes that presenting same-center NOI, excluding lease termination fees, is useful to investors.

Pro Rata Share of Debt
The Company presents debt based on its pro rata ownership share (including the Company's pro rata share of unconsolidated affiliates and excluding noncontrolling interests' share of consolidated properties) because it believes this provides investors a clearer understanding of the Company's total debt obligations which affect the Company's liquidity. A reconciliation of the Company's pro rata share of debt to the amount of debt on the Company's consolidated balance sheet is located at the end of this earnings release.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K, and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included therein, for a discussion of such risks and uncertainties.

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CBL Reports Fourth Quarter Results

February 8, 2012

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
REVENUES:
Minimum rents	$167,450	$180,092	$680,801	$677,809
Percentage rents	8,407	8,812	17,209	17,436
Other rents	8,783	9,350	22,576	22,671
Tenant reimbursements	73,850	78,781	304,956	309,592
Management, development and leasing fees	2,121	1,740	6,935	6,416
Other	8,491	7,436	34,863	29,258
Total revenues	269,102	286,211	1,067,340	1,063,182

OPERATING EXPENSES:
Property operating	38,451	37,530	154,047	149,021
Depreciation and amortization	64,583	73,983	275,261	284,072
Real estate taxes	20,737	23,173	93,857	96,621
Maintenance and repairs	13,168	15,088	57,098	56,469
General and administrative	11,618	11,493	44,751	43,383
Loss on impairment of real estate	—	14,805	55,761	14,805
Other	6,103	6,056	28,898	25,523
Total operating expenses	154,660	182,128	709,673	669,894
Income from operations	114,442	104,083	357,667	393,288
Interest and other income	834	1,042	2,589	3,873
Interest expense	(61,563)	(69,567)	(271,334)	(285,619)
Gain on investments	—	888	—	888
Gain on extinguishment of debt	448	—	1,029	—
Gain on sales of real estate assets	55,793	310	59,396	2,887
Equity in earnings (losses) of unconsolidated affiliates	1,916	422	6,138	(188)
Income tax (provision) benefit	(1,501)	1,365	269	6,417
Income from continuing operations	110,369	38,543	155,754	121,546
Operating income (loss) of discontinued operations	(373)	(119)	29,241	(23,755)
Gain (loss) on discontinued operations	(122)	349	(1)	379
Net income	109,874	38,773	184,994	98,170
Net income attributable to noncontrolling interests in:
Operating partnership	(20,398)	(6,026)	(25,841)	(11,018)
Other consolidated subsidiaries	(6,509)	(6,607)	(25,217)	(25,001)
Net income attributable to the Company	82,967	26,140	133,936	62,151
Preferred dividends	(10,594)	(9,874)	(42,376)	(32,619)
Net income attributable to common shareholders	$72,373	$16,266	$91,560	$29,532
Basic per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$0.49	$0.12	$0.46	$0.34
Discontinued operations	—	—	0.16	(0.13)
Net income attributable to common shareholders	$0.49	$0.12	$0.62	$0.21
Weighted average common shares outstanding	148,364	139,376	148,289	138,375

Diluted earnings per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$0.49	$0.12	$0.46	$0.34
Discontinued operations	—	—	0.16	(0.13)
Net income attributable to common shareholders	$0.49	$0.12	$0.62	$0.21
Weighted average common and potential dilutive common shares outstanding	148,407	139,432	148,335	138,416

Amounts attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$72,759	$16,098	$68,780	$46,557
Discontinued operations	(386)	168	22,780	(17,025)
Net income attributable to common shareholders	$72,373	$16,266	$91,560	$29,532

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CBL Reports Fourth Quarter Results

February 8, 2012

The Company's calculation of FFO allocable to its shareholders is as follows:
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Net income attributable to common shareholders	$72,373	$16,266	$91,560	$29,532
Noncontrolling interest in income of operating partnership	20,398	6,026	25,841	11,018
Depreciation and amortization expense of:
Consolidated properties	64,583	73,983	275,261	284,072
Unconsolidated affiliates	11,406	6,393	32,538	27,445
Discontinued operations	205	1,774	1,109	7,700
Non-real estate assets	(529)	(1,281)	(2,488)	(4,182)
Noncontrolling interests' share of depreciation and amortization	(403)	94	(919)	(605)
Loss on impairment of real estate, net of tax benefit	452	14,805	56,557	40,240
Gain on depreciable property	(54,357)	—	(56,763)	—
(Gain) loss on discontinued operations	122	(349)	1	(379)
Funds from operations of the operating partnership	114,250	117,711	422,697	394,841
Gain on extinguishment of debt from discontinued operations	—	—	(31,434)	—
Funds from operations of the operating partnership, as adjusted	$114,250	$117,711	$391,263	$394,841

Funds from operations per diluted share	$0.60	$0.62	$2.22	$2.08
Gain on extinguishment of debt from discontinued operations(1)	—	—	(0.17)	—
Funds from operations, as adjusted, per diluted share	$0.60	$0.62	$2.05	$2.08
Weighted average common and potential dilutive common shares outstanding with operating partnership units fully converted	190,424	190,101	190,380	190,043

Reconciliation of FFO of the operating partnership to FFO allocable to common shareholders:
Funds from operations of the operating partnership	$114,250	$117,711	$422,697	$394,841
Percentage allocable to common shareholders (2)	77.93%	73.34%	77.91%	72.83%
Funds from operations allocable to common shareholders	$89,035	$86,329	$329,323	$287,563

Funds from operations of the operating partnership, as adjusted	$114,250	$117,711	$391,263	$394,841
Percentage allocable to common shareholders (2)	77.93%	73.34%	77.91%	72.83%
Funds from operations allocable to Company shareholders, as adjusted	$89,035	$86,329	$304,833	$287,563

(1) Diluted per share amounts presented for reconciliation purposes may differ from actual diluted per share amounts due to rounding.
(2) Represents the weighted average number of common shares outstanding for the period divided by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period. See the reconciliation of shares and operating partnership units outstanding on page 4.

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(Continued)

SUPPLEMENTAL FFO INFORMATION:
Lease termination fees	$570	$238	$3,272	$2,815
Lease termination fees per share	$—	$—	$0.02	$0.01

Straight-line rental income	$1,650	$738	$5,387	$5,278
Straight-line rental income per share	$0.01	—	$0.03	$0.03

Gains on outparcel sales	$1,966	$410	$3,989	$3,015
Gains on outparcel sales per share	$0.01	$—	$0.02	$0.02

Net amortization of acquired above- and below-market leases	$24	$178	$2,107	$2,386
Net amortization of acquired above- and below-market leases per share	$—	$—	$0.01	$0.01

Net amortization of debt premiums (discounts)	$871	$925	$2,831	$5,134
Net amortization of debt premiums (discounts) per share	$—	$—	$0.01	$0.03

Income tax (provision) benefit	$(1,501)	$1,365	$269	$6,417
Income tax (provision) benefit per share	$(0.01)	$0.01	$—	$0.03

Loss on impairment of real estate from continuing operations	$—	$(14,805)	$(55,761)	$(14,805)
Loss on impairment of real estate from continuing operations per share	$—	$(0.08)	$(0.29)	$(0.08)

Loss on impairment of real estate from discontinued operations	$(729)	$—	$(2,968)	$(25,435)
Loss on impairment of real estate from discontinued operations per share	$—	$—	$(0.02)	$(0.13)

Gain on extinguishment of debt from discontinued operations	$—	$—	$31,434	$—
Gain on extinguishment of debt from discontinued operations per share	$—	$—	$0.17	$—

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CBL Reports Fourth Quarter Results

February 8, 2012

Same-Center Net Operating Income
(Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Net income attributable to the Company	$82,967	$26,140	$133,936	$62,151

Adjustments:
Depreciation and amortization	64,583	73,983	275,261	284,072
Depreciation and amortization from unconsolidated affiliates	11,406	6,393	32,538	27,445
Depreciation and amortization from discontinued operations	205	1,774	1,109	7,700
Noncontrolling interests' share of depreciation and amortization in other consolidated subsidiaries	(403)	94	(919)	(605)
Interest expense	61,563	69,567	271,334	285,619
Interest expense from unconsolidated affiliates	11,236	6,472	32,891	27,861
Interest expense from discontinued operations	—	963	179	3,765
Noncontrolling interests' share of interest expense in other consolidated subsidiaries	(529)	(41)	(1,329)	(967)
Abandoned projects expense	43	(28)	94	392
Gain on sales of real estate assets	(55,793)	(310)	(59,396)	(2,887)
Gain on sales of real estate assets of unconsolidated affiliates	(118)	(129)	(1,445)	(128)
Gain on investments	—	(888)	—	(888)
Gain on extinguishment of debt	(448)	—	(1,029)	—
Gain on extinguishment of debt from discontinued operations	—	—	(31,434)	—
Writedown of mortgage notes receivable	—	—	1,900	—
Loss on impairment of real estate	—	14,805	55,761	14,805
Loss on impairment of real estate from discontinued operations	729	—	2,968	25,435
Income tax provision (benefit)	1,501	(1,365)	(269)	(6,417)
Net income attributable to noncontrolling interest in earnings of operating partnership	20,398	6,026	25,841	11,018
(Gain) loss on discontinued operations	122	(349)	1	(379)
Operating partnership's share of total NOI	197,462	203,107	737,992	737,992
General and administrative expenses	11,618	11,493	44,751	43,383
Management fees and non-property level revenues	(5,793)	(5,965)	(22,036)	(21,530)
Operating partnership's share of property NOI	203,287	208,635	760,707	759,845
Non-comparable NOI	(7,329)	(14,167)	(18,052)	(27,886)
Total same-center NOI	$195,958	$194,468	$742,655	$731,959
Total same-center NOI percentage change	0.8%		1.5%

Total same-center NOI	$195,958	$194,468	$742,655	$731,959
Less lease termination fees	(521)	(207)	(2,910)	(2,633)
Total same-center NOI, excluding lease termination fees	$195,437	$194,261	$739,745	$729,326

Malls	$176,047	$175,637	$666,572	$658,006
Associated centers	8,183	8,192	32,333	31,899
Community centers	4,422	4,246	17,559	15,967
Offices and other	6,785	6,186	23,281	23,454
Total same-center NOI, excluding lease termination fees	$195,437	$194,261	$739,745	$729,326

Percentage Change:
Malls	0.2%		1.3%
Associated centers	(0.1)%		1.4%
Community centers	4.1%		10%
Office and other	9.7%		(0.7)%
Total same-center NOI, excluding lease termination fees	0.6%		1.4%

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CBL Reports Fourth Quarter Results

February 8, 2012

Company's Share of Consolidated and Unconsolidated Debt
(Dollars in thousands)

	As of December 31, 2011
	Fixed Rate	Variable Rate	Total
Consolidated debt	$3,733,355	$756,000	$4,489,355
Noncontrolling interests' share of consolidated debt	(30,416)	(726)	(31,142)
Company's share of unconsolidated affiliates' debt	658,470	150,171	808,641
Company's share of consolidated and unconsolidated debt	$4,361,409	$905,445	$5,266,854
Weighted average interest rate	5.58%	2.47%	5.04%

	As of December 31, 2010
	Fixed Rate	Variable Rate	Total
Consolidated debt	$3,694,742	$1,515,005	$5,209,747
Noncontrolling interests' share of consolidated debt	(24,708)	(928)	(25,636)
Company's share of unconsolidated affiliates' debt	398,154	168,290	566,444
Company's share of consolidated and unconsolidated debt	$4,068,188	$1,682,367	$5,750,555
Weighted average interest rate	5.83%	2.77%	4.94%

Debt-To-Total-Market Capitalization Ratio as of December 31, 2011
(In thousands, except stock price)

	Shares Outstanding	Stock Price (1)	Value
Common stock and operating partnership units	190,380	$15.70	$2,988,966
7.75% Series C Cumulative Redeemable Preferred Stock	460	250.00	115,000
7.375% Series D Cumulative Redeemable Preferred Stock	1,815	250.00	453,750
Total market equity			3,557,716
Company's share of total debt			5,266,854
Total market capitalization			$8,824,570
Debt-to-total-market capitalization ratio			59.7%

(1) Stock price for common stock and operating partnership units equals the closing price of the common stock on December 30, 2011. The stock prices for the preferred stocks represent the liquidation preference of each respective series.

Reconciliation of Shares and Operating Partnership Units Outstanding
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
2011:	Basic	Diluted	Basic	Diluted
Weighted average shares - EPS	148,364	148,407	148,289	148,335
Weighted average operating partnership units	42,017	42,017	42,046	42,046
Weighted average shares- FFO	190,381	190,424	190,335	190,381

2010:
Weighted average shares - EPS	139,376	139,432	138,375	138,416
Weighted average operating partnership units	50,670	50,669	51,626	51,627
Weighted average shares- FFO	190,046	190,101	190,001	190,043

Dividend Payout Ratio

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Weighted average cash dividend per share	$0.21913	$0.22010	$0.88773	$0.90496
FFO per diluted, fully converted share	$0.60	$0.62	$2.22	$2.08
Dividend payout ratio	36.5%	35.5%	40%	43.5%

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CBL Reports Fourth Quarter Results

February 8, 2012

Consolidated Balance Sheets
(Unaudited; in thousands, except share data)

	As of
	December 31, 2011	December 31, 2010
ASSETS
Real estate assets:
Land	$851,303	$928,025
Buildings and improvements	6,777,776	7,543,326
	7,629,079	8,471,351
Accumulated depreciation	(1,762,149)	(1,721,194)
	5,866,930	6,750,157
Held for sale	14,033	—
Developments in progress	124,707	139,980
Net investment in real estate assets	6,005,670	6,890,137
Cash and cash equivalents	56,092	50,896
Receivables:
Tenant, net of allowance for doubtful accounts of $1,760 and $3,167 in 2011 and 2010, respectively	74,160	77,989
Other, net of allowance for doubtful accounts of $1,397 in 2011	11,592	11,996
Mortgage and other notes receivable	34,239	30,519
Investments in unconsolidated affiliates	304,710	179,410
Intangible lease assets and other assets	232,965	265,607
	$6,719,428	$7,506,554

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Mortgage and other indebtedness	$4,489,355	$5,209,747
Accounts payable and accrued liabilities	303,577	314,651
Total liabilities	4,792,932	5,524,398
Commitments and contingencies
Redeemable noncontrolling interests:
Redeemable noncontrolling partnership interests	31,447	34,379
Redeemable noncontrolling preferred joint venture interest	423,834	423,834
Total redeemable noncontrolling interests	455,281	458,213
Shareholders' equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized:
7.75% Series C Cumulative Redeemable Preferred Stock, 460,000 shares outstanding	5	5
7.375% Series D Cumulative Redeemable Preferred Stock, 1,815,000 shares outstanding	18	18
Common stock, $.01 par value, 350,000,000 shares authorized, 148,364,037 and 147,923,707 issued and outstanding in 2011 and 2010, respectively	1,484	1,479
Additional paid-in capital	1,659,889	1,657,507
Accumulated other comprehensive income	3,425	7,855
Dividends in excess of cumulative earnings	(399,581)	(366,526)
Total shareholders' equity	1,265,240	1,300,338
Noncontrolling interests	205,975	223,605
Total equity	1,471,215	1,523,943
	$6,719,428	$7,506,554

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